EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 25, 2004, relating to the consolidated financial statements and the financial statement schedule, which appears in Tegal Corporation’s Annual Report on Form 10-K, as amended, for the year ended March 31, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California
August 12, 2005